Exhibit 99.1

Diversified Corporate Resources Announces Sale of MAGIC Healthcare

DALLAS, April 18 /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (OTC Bulletin Board: HIRD) (the “Company”) announces it has signed an agreement to sell its traveling nurse business, known as MAGIC Healthcare.  This sale is scheduled to close in May, and comes from the Company’s long-term strategic plan for reorganization and recapitalization.

The Company has accepted a deposit, in the form of a loan to be repaid if closing does not occur, of more than twenty percent of the agreed sales price for an all-cash transaction in which the Company will retain all receivables.  J. Michael Moore, Chairman and CEO, said “This sale will complement the refocusing of our business lines to those areas with which we are more experienced and have a history of success.”

Mr. Moore continued, “The proceeds from this transaction will be redeployed to continue the expansion of our profitable lines of business including our engineering placements to Department of Defense oriented companies, and experienced personnel to Pharmaceutical firms and Bio-Technological companies.”

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioMed and Finance and Accounting. The Company currently operates a nationwide network of seven regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such “forward-looking” statements. Important factors (the “Cautionary Disclosures”) that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations ( including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral “forward- looking” statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com

SOURCE Diversified Corporate Resources, Inc.
/Web site: http://www.dcri.net